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                                                                     Exhibit 5.1


                        [COOLEY GODWARD LLP LETTERHEAD]




July 31, 1998



Coulter Pharmaceutical, Inc.
550 California Avenue, Suite 200
Palo Alto, California 94306-1440

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Coulter Pharmaceutical, Inc. (the "Company") of a Post-Effective Amendment, pursuant to Rule 462(b), to the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on July 10, 1998, as amended (the "Registration Statement"). The Post-Effective Amendment covers the offering of up to Four Hundred Sixty Thousand (460,000) shares of the Company's Common Stock, $.001 par value (the "Shares").

In connection with this opinion, we have (i) examined the Registration Statement and related Prospectus, your Amended and Restated Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, (ii) assumed that the Amended and Restated Certificate of Incorporation, as set forth in
Exhibit 3.1 of the Registration Statement, shall have been duly approved and filed with the office of the Delaware Secretary of State, and (iii) assumed that the shares of Common Stock will be sold by the Underwriters at the price established by the Pricing Committee of the Board of Directors of the Company. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a requisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

/s/ James C. Kitch
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James C. Kitch